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EXHIBIT 10.14                                LOS ANGELES TURF CLUB, INCORPORATED
                                             285 WEST HUNTINGTON DRIVE
                                             ARCADIA, CALIFORNIA 91007


July 1, 1999

                                                          PRIVATE & CONFIDENTIAL
Mr. Lonny Powell
1501 West Bell Road
Phoenix, Arizona 85023

Dear Lonny:

 RE: EMPLOYMENT WITH LOS ANGELES TURF CLUB, INCORPORATED DBA "SANTA ANITA PARK"

In accordance with our recent discussions, this letter will confirm that the terms and conditions of your employment with Los Angeles Turf Club, Incorporated (the "Corporation"), shall be as follows:

1. POSITION: You are appointed President and CEO of Los Angeles Turf Club, Incorporated and Vice-President, Venture Co. ("Ventures") reporting to the Chairman of Ventures or his designee.

2. BASE SALARY: Your Base Salary shall be U.S. $250,000 per annum (less statutorily required deductions), payable in arrears in accordance with the Corporation's standard payroll practices.

3. ANNUAL BONUS: In addition to your Base Salary, you shall receive an annual bonus (inclusive of all entitlement to vacation pay, and less statutorily required deductions) in an amount equal to one percent (1.0%) of the net profits before income tax of the Santa Anita Park racing operations for each full fiscal year of the Corporation completed during your employment. Your Annual Bonus for the 1999 fiscal year will, however, be prorated from the Start Date to December 31, 1999.

         Net profits before income tax of the Santa Anita Park racing operations for the purposes of this agreement shall be determined and paid in accordance with the stated policies prescribed by the Corporation and/or Ventures, from time to time, in their sole discretion.

4. SIGNING BONUS: In addition, you shall receive a one-time lump-sum signing bonus of U.S.$100,000 (less taxes and other statutory deductions), payable immediately upon the execution of this agreement by both you and the Corporation.

5. BENEFITS: During your employment by the Corporation, you will be entitled to:

         (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, with the exception of the Magna Employee Equity Participation and Profit Sharing Plan or any equivalent or related plans in effect from time to time;

         (b)      four (4) weeks vacation in respect of each completed twelve
                  (12) month period, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof;

         (c) receive an automobile allowance of U.S. $700 per month; provided that you shall be responsible for all automobile operating costs including, without limitation, fuel, repairs, maintenance, insurance premiums and insurance deductibles; and

         (d) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs.


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6.       VENTURES STOCK OPTIONS: Subject to the express approval of the Board of
         Directors of Ventures and any regulatory bodies having jurisdiction (including the consent of The New York Stock Exchange and/or NASDAQ to the listing of the underlying shares), and subject to you entering into a Stock Option Agreement with Ventures in the standard form contemplated by Ventures Incentive Stock Option Plan, Ventures shall grant you options to purchase 25,000 Class A Subordinate Voting Shares of Ventures at an exercise price per share which is equal to 100% of the last sale price of such shares on The New York Stock Exchange and/or NASDAQ on the trading day prior to the date of Ventures Board approval. Such options shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above. Upon receipt of an executed copy of this agreement, we will place this matter before the Board of Directors of Ventures at the earliest opportunity.

7. TERMINATION: Your employment and this agreement, including all benefits provided for under this agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of six (6) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for just cause or by reason of your breach of the terms of this agreement.

         Otherwise, you or the Corporation may, at any time, terminate your employment and this agreement by providing the other party with twelve months prior written notice of intention to terminate. In addition the Corporation may elect to terminate your employment immediately by paying you a retiring allowance of U.S. $250,000 (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in twelve (12) equal instalments commencing thirty (30) days after the day of termination. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 5(a) for a period of not less than the period required by applicable statute.

         In the event that you breach the provisions of paragraph 8, the payment of any further instalments of such retiring allowance will immediately cease. Further, the amount paid in each instalment will be offset by any income earned, during the period you are entitled to receive instalments, from alternate or self-employment.

         On termination of this agreement other than for dismissal for cause or for breach under sub-paragraph 7(d), the Corporation will also pay your Annual Bonus on a prorated basis and, to the extent that any stock options referenced in paragraph 6 have vested, they will continue to be exercisable in accordance with the said Stock Option Agreement.

         The termination provisions set forth above represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by Magna International Inc., Magna Interior Systems Inc., Atoma International Corp.; Cosma International Inc., Decoma International Inc., Tesma International Inc., Magna Mirror Systems Inc. and/or their respective affiliated or associated companies as the case may be (all of the foregoing are hereinafter collectively referred to as the "Magna Group")), and the termination of your employment and this agreement.

8. OTHER CONDITIONS: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

         i) TECHNOLOGY, KNOW-HOW, INVENTIONS, PATENTS: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Corporation, Ventures and/or the Magna Group shall be exclusive property of the Magna Group, and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

         ii) CONFIDENTIALITY: You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation, Ventures or any member of the Magna Group or their respective


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                 customers or suppliers, including information which,
                 though technically not trade secrets, the dissemination or knowledge whereof might rpove prejudicial to any of them.

         iii) NON-COMPETITION: During the term of your employment with the Corporation and for a period of six (6) months after the termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation, Ventures or of any member of the Magna Group in respect of which you have had access to proprietary or confidential information or solicit the employees thereof.

9. TERM: Subject to earlier termination in accordance with the terms of this agreement, your employment with the Corporation shall commence on July 1, 1999, or such earlier or later date as may be mutually agreed upon, (the "Start Date") and shall expire on June 30, 2004. Upon expiry or other termination of this agreement, paragraph 8 shall continue in full force and effect. This agreement shall be null and void and of no effect if you do not commence employment by July 1, 1999.

10. ASSIGNABILITY: The Corporation may, in its sole discretion, assign this agreement to an affiliated or other organization at any time. Upon any such assignment, the terms and conditions of this agreement shall continue in full force and affect.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies in the places indicated and return two fully signed copies to the attention of Frank Stronach by July 15, 1999, after which, if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement (i) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation, Ventures or any member of the Magna Group, (ii) will continue to apply to your employment in a similar or other capacity with the Corporation, Ventures or any member of the Magna Group, and (iii) will continue to be applicable in the event that your employment with the Corporation continues beyond the expiry date of the term specified above without this agreement being formally extended or replaced.

Yours very truly,



Frank Stronach

/jm



                               -------------------



I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Los Angeles Turf Club, Incorporated and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, proprietary or comes into the public domain.





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Date               , 1999           Lonny Powell